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EXHIBIT 99.1     PRESS RELEASE




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NEWS RELEASE
------------


FOR IMMEDIATE RELEASE

DATE:       January 26, 1999
CONTACT:    Patrick J. Owens, Jr.
            Treasurer
PHONE:      (570) 459-3722 office
FAX:        (570) 450-6110

NORTHEAST PENNSYLVANIA FINANCIAL CORP. REPORTS FIRST QUARTER
1999 EARNINGS AND ANNOUNCES CASH DIVIDEND.

Hazleton, Pa........ E. Lee Beard, President and Chief Executive Officer for
Northeast Pennsylvania Financial Corp. (the "Company") (Amex; NEP), the holding company for First Federal Bank (the "Bank") reported a net profit for the quarter ended December 31, 1998 of $1.2 million, or $.19 diluted earnings per share compared to a $557,000 net profit for the respective prior year period. Due to the Company's recent initial public offering, earnings per share figures for prior year periods are not applicable.

The Board of Directors of Northeast Pennsylvania Financial Corp. today announced a cash dividend for the three months ended December 31, 1998, of $.05 per share to shareholders of record on February 8, 1999. Payment of the cash dividend will be made on or about February 19, 1999.

Net interest income for the quarter ended December 31, 1998 rose $1.1 million, or 35.2%, over the prior year's quarter. This increase was primarily attributable to the interest income from higher outstanding loan and investment balances funded by new capital raised during the initial public offering, offset in part by higher interest expense on outstanding Federal Home Loan Bank ("FHLB") advances. The provision for loan losses decreased $220,000 or 82.4% for the quarter ended December 31, 1998, over the prior year quarter. This is due to the provision in the prior year quarter including the effect of a change to the Company's loan loss reserve methodology. Non-performing assets have remained relatively stable with balances of $1.4 million and $1.0 million at December 31, 1998 and December 31, 1997, respectively.

Non-interest income for the quarter ended December 31, 1998, increased $224,000 over the prior year's quarter. This increase was primarily due to increases in service charges and fee income, as well as gains resulting from the sale of securities and premium income received through Abstractors, Inc. Non-interest expense increased $838,000, or 37.0%, for the quarter ended December 31, 1998 over the prior year's quarter primarily due to increases in salaries and employee benefits, resulting primarily from additions to staff, as well as accruals for the Bank's employee stock ownership plan and the Company's stock-based incentive plans. Also contributing to the increase in non-interest expense were additional professional fees associated with being a public company.

                                  (continued)

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NORTHEAST PENNSYLVANIA FINANCIAL CORP.

The Company had total assets of $523.0 million as of December 31, 1998, representing an increase of $788,000, over the balance of $522.2 million as of September 30, 1998. The increases were in cash and loans.

Northeast Pennsylvania Financial Corp. is the holding company of Abstractors Inc., a wholly-owned title insurance agency, and First Federal Bank, which serves the greater Hazleton area, Mountaintop, Bloomsburg, Lehighton, and all of Schuylkill County, through ten office locations.

                                  (continued)





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NORTHEAST PENNSYLVANIA FINANCIAL CORP.

SELECTED FINANCIAL INFORMATION

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                        Three months ended
                                                        ------------------
                                                            December 31,
                                                            ------------
                                                        1998           1997
                                                        ----           ----
OPERATING DATA:
---------------
Total interest income                               $  8,968       $  6,914
Total interest expense                                 4,636          3,709
Provision for loan losses                                 47            267
                                                    --------       --------
Net interest income after provision loan losses        4,285          2,938
Non-interest income                                      384            160
Non-interest expense                                   3,104          2,266
                                                    --------       --------
Income before income taxes                             1,565            832
                                                    --------       --------
Net income                                          $  1,178       $    557
                                                    ========       ========
Earnings per share - basic                             $0.20            N/A
Earnings per share - diluted                           $0.19            N/A

BALANCE SHEET DATA:                                 12/31/98        9/30/98
------------------                                  --------        -------
Total assets                                        $523,056       $522,268
Total securities                                     214,107        220,864
Loans, net                                           284,264        282,706
Deposits                                             321,178        324,005
FHLB Advances                                        111,994        106,498
Total equity                                          85,199         87,434
Book value per share                                $  15.06       $  14.80

                                                        THREE MONTHS ENDED
                                                        ------------------
                                                            DECEMBER 31,
                                                           ------------
SELECTED RATIOS:                                        1998           1997
---------------                                         ----           ----
Return on average assets(1)                             .90%           .59%
Return on average equity(1)                            5.79%          8.00%
Net interest margin(1)                                 3.72%          3.59%
Allowance for loan losses to loans, net                 .80%           .57%

(1)  ANNUALIZED